Media Contact: Bryan McPhee ph: (410) 652-1159	IR Contact: Rob Schatz ph: (212) 370-4500
Or bkmcphee@newgenerationbiofuels.com	Rob@wolfeaxelrod.com

NEW GENERATION BIOFUELS NAMES MILES F. MAHONEY AS
CHIEF EXECUTIVE OFFICER AND PRESIDENT; CARL O. BAUER JOINS BOARD OF DIRECTORS

Columbia, Maryland – October 12, 2010 – Renewable fuels provider New Generation Biofuels Holdings, Inc. (NasdaqCM: NGBF) (“NGBF” or the “Company”) today announced the following organizational changes that are effective immediately:

•
Mr. Cary J. Claiborne has resigned his position as the company’s President, Chief Executive Officer and Director, to pursue new professional opportunities. Mr. Claiborne will be available to provide consulting services to the Company to insure a smooth transition.

•	Miles F. Mahoney has been named by the Board of Directors to replace Mr. Claiborne as the company’s President and Chief Executive Officer. Mr. Mahoney has also joined the Board of Directors.

•	Carl O. Bauer has joined the Company’s Board of Directors.

“I would like to thank Cary for his hard work, dedication and many contributions to the company over the past three years,” said John Mack, Chairman of the Board of Directors. “Cary has managed the organization during the critical time as we transitioned from a strong technical concept to achieving commercial sales. We wish him well in his future endeavors. At the same time, we are excited to welcome Miles Mahoney to the management team and Board of New Generation Biofuels.”

Mr. Mahoney most recently served as President and COO of Evergreen Energy leading their public company into the global $3 trillion greenhouse gas and carbon credit trading marketplace. Mr. Mahoney was responsible for transforming the organization from a science and research culture into a market and customer driven company.  Prior to Evergreen, Mr. Mahoney served as Vice President and General Manager at SAS Institute, Inc. the world’s largest privately-held software company. While at SAS, he developed and implemented new strategic alliance partnerships, strategic joint ventures and developed new revenue opportunities through outsourcing and licensing relationships worldwide.  Prior to SAS, Mr. Mahoney has had several executive roles responsible for identifying and cultivating major growth initiatives, overseeing worldwide business development through new market expansion and managing major revenue growth programs.

“I am pleased Miles has joined the Company at this critical time as we begin to increase the commercialization of our unique biofuels technology,” said Mack. “Miles’ experience and leadership in building revenue through implementing critical strategies and partnerships will strengthen sales and resource development for the Company.”

"I am truly excited to lead New Generation Biofuels in this next chapter of the Company’s development”, said Miles Mahoney. “I feel very fortunate to join the Company as it seeks to establish a leadership position in the biofuels industry.”

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Mr. Bauer has more than 30 years of experience in technical and business management in both the public and private sectors. He retired as Director of the National Energy Technology Laboratory (NETL) in January 2010, one of the national laboratories owned and operated by the U.S. Department of Energy (DOE). NETL serves as the lead field laboratory for the Department’s Office of Fossil Energy as well as a major implementer of DOE’s Fossil and Renewable Energy Competitive Extramural R&D.  Mr. Bauer was responsible for directing and overseeing the implementation of major science and technology development programs that advance energy options to fuel our economy, strengthen our security, and improve our environment.  Mr. Bauer has held multiple positions at the Department of Energy (DOE) Headquarters.  He has also served as Director of Engineering Support and Logistics, Naval Sea Systems Command for the U.S. Department of Defense; Vice President and General Manager of Technology Application, Inc.; and Vice President, Ship Systems and Logistics Group, Atlantic Research Corporation.

“Carl brings a wealth of industry, government, and business experience to our Board,” said John Mack. “These attributes will be greatly valued as we accelerate our activities to profitability. We welcome Carl and look forward to his strong contributions as we grow the Company.”

About New Generation Biofuels, Holdings, Inc.

New Generation Biofuels is a developer and provider of renewable fuels. New Generation Biofuels holds an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from plant oils and animal fats that it markets as a new class of biofuel for power generation, commercial and industrial heating and marine use. The Company believes that its proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. New Generation Biofuels’ business model calls for establishing direct sales from manufacturing plants that it may purchase or build and sublicensing its technology to qualified licensees.

Forward Looking Statements
This news release contains forward-looking statements. These forward-looking statements concern the Company's operations, prospects, plans, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business, which include all the risks attendant an emerging growth company in the volatile energy industry, including those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward-looking statements.

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